Exhibit 99.1

CARTESIAN GROWTH CORPORATION Announces the Separate Trading of its class a ordinary shares and Warrants, Commencing APRIL 16, 2021

New York, NY – (April 13, 2021) – Cartesian Growth Corporation (the “Company”) announced today that, commencing Friday, April 16, 2021, holders of the units sold in the Company’s initial public offering may elect to separately trade shares of the Company’s Class A ordinary shares and warrants included in the units.

Any units not separated will continue to trade on the Nasdaq Capital Market (“Nasdaq”) and trade under the ticker symbol “GLBLU.”, and the Class A ordinary shares and warrants that are separated will trade on Nasdaq under the symbols “GLBL” and “GLBLW”, respectively. Each holder of units will need to have its broker contact Continental Stock Transfer & Trust Company, the Company’s transfer agent, in order to separate the units into Class A ordinary shares and warrants.

Registration statements relating to these securities were declared effective by the Securities and Exchange Commission (“SEC”) on February 23, 2021. The offering was made only by means of a prospectus, copies of which may be obtained by contacting Cantor Fitzgerald & Co., Attention Capital Markets, 499 Park Avenue, New York, NY 10022, or by e-mail at prospectus@cantor.com. Copies of the registration statements can be accessed through the SEC's website at www.sec.gov.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Cartesian Growth Corporation

Cartesian Growth Corporation is a blank check company organized for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, or reorganization or engaging in any other similar business combination with one or more businesses or entities. The Company is led by Chairman and Chief Executive Officer, Peter Yu, who is also the Managing Partner of Cartesian Capital Group, LLC, a global private equity firm and registered investment adviser headquartered in New York City, New York. The Company’s acquisition and value-creation strategy is to identify and combine with an established high-growth company that can benefit from both a constructive combination and continued value-creation by the Company’s management. The Company is an emerging growth company as defined in the Jumpstart Our Business Startups Act of 2012. For more information about Cartesian Growth Corporation, please visit www.cartesiangrowth.com.

Forward Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the anticipated use of the net proceeds of the public offering and the Company’s search for an initial business combination. No assurance can be given that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the Company’s offering filed with the SEC. Copies of these documents are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Media Contact:

Cartesian Growth Corporation

contact@cartesiangrowth.com

www.cartesiangrowth.com